EXHIBIT 2.1
                                                                     -----------



                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") as of June 30, 2003 by and among Textor Family Limited Partnership, a California limited partnership (the "Buyer"), Canned Interactive, Inc., a Delaware corporation (the "Company"), Douglas Textor, as guarantor of the obligations of Buyer ("Textor"), and Change Technology Partners, Inc., a Delaware corporation (the "Seller").

                                   WITNESSETH:

         WHEREAS, Seller is the beneficial and record holder of all of the issued and outstanding shares of capital stock of the Company (collectively, the "Shares");

         WHEREAS, Textor is currently employed as a managing director but is not a director of the Company and is the general partner of the Buyer; and

         WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Shares upon the terms of this Agreement;

         NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1         SALE AND PURCHASE OF THE SHARES

1.1      SALE OF THE SHARES.

         Effective as of 11:59 p.m. on the date hereof (the "Effective Time"), Seller hereby sells the Shares to Buyer, and Buyer hereby purchases the Shares, free of Encumbrances, as defined herein (other than Encumbrances under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and regulations promulgated each thereunder (collectively, the "Securities Laws"), for the purchase price and consideration provided in Section
1.2. Unless otherwise specifically provided in this Agreement, all transactions contemplated hereunder shall be deemed to have occurred as of the Effective Time.

1.2      PURCHASE PRICE AND CONSIDERATION FOR THE SHARES.

         In consideration of, and in exchange for, Seller's sale of the Shares to Buyer, Buyer shall deliver to Seller 4,500,000 shares of common stock of Seller owned by Buyer (the "Merger Shares") free of Encumbrances (other than Encumbrances under the Securities Laws). On the date hereof, Buyer shall deliver to Seller share certificate nos. ZQ 006754 and ZQ 006756 representing a total of 4,648,621 shares of common stock of

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Seller owned by Buyer; and as soon as reasonably practicable after the date hereof, Buyer shall deliver to Seller an Assignment Separate from Certificate, Medallion signature-guaranteed, assigning 4,500,000 of such shares, representing the Merger Shares, to Seller. Seller shall immediately thereafter take whatever action is required to cause Seller's transfer agent to return to Buyer the 148,621 shares of common stock of Seller in excess of the Merger Shares.

1.3      TRANSACTIONS ON  CLOSING.

         (a) On the date hereof, Seller will deliver to Buyer the following:

                  (i) stock certificate(s), in form suitable for transfer, registered in the name of Seller, evidencing the transfer of all right, title and interest to the Shares endorsed in blank or with an executed blank stock transfer power attached;

                  (ii) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of the Company;

                  (iii) an executed Mutual Release (the "Mutual Release") in form same as or substantially similar to that Mutual Release attached hereto as Exhibit A whereby Douglas Textor ("Textor") and Buyer, on the one hand, and Seller on the other, shall mutually release one another and each other's respective representatives, successors and assigns from any and all claims, rights, demands and/or causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, at both law and in equity ("Claims") which either of them now has, have ever had or may hereafter have against any other, arising contemporaneously with or prior to the date hereof, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the date hereof; PROVIDED HOWEVER, that nothing contained in the Mutual Release shall operate to release any obligations of any of the parties hereto arising under this Agreement; and

                  (iv) resignations from each of the Company's directors and officers effective as of the date hereof.

         (b) On the date hereof, Buyer will deliver to Seller facsimile copies of the following, and as soon as reasonably practicable after the date hereof, Buyer will deliver to Seller originals of the following:

                  (i) two stock certificates, in form suitable for transfer, registered in the name of Seller, evidencing the transfer of all right, title and interest to the Merger Shares, endorsed in blank or with an executed blank stock transfer power attached; and

                  (ii)     an executed Mutual Release.

         (c) On the date hereof, the Company shall pay the Seller $300,000 as payment in full of the outstanding amount of the Inter-Company Loans (as defined herein).


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1.4      LIABILITIES OF THE COMPANY.

         To the extent that the Seller has guaranteed any of the obligations of the Company, Buyer shall indemnify Seller for all of such liabilities arising on or after such date, subject to Articles 2 and 5 herein.

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF SELLER

         Except to the extent of Textor's actual knowledge to the contrary, Seller represents and warrants to Buyer as of the date hereof that:

2.1      CORPORATE ORGANIZATION AND AUTHORITY OF SELLER.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate power and authority to carry on its business as now being conducted and to own its properties. Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller, and (assuming due execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

2.2      CORPORATE ORGANIZATION AND AUTHORITY OF COMPANY.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects (a "Material Adverse Effect") of the Company. Copies of the certificate of incorporation, by-laws and minute books of the Company have been delivered to Buyer on or before the date hereof, and are complete and correct copies of such instruments as in effect on the date of this Agreement.

2.3      OWNERSHIP OF SHARES.

         Seller is the lawful record and beneficial owner of the Shares. The Seller owns the Shares free and clear of all pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of every kind (each an "Encumbrance" and collectively "Encumbrances") except for restrictions on transfer under federal and state securities laws. Upon the delivery of the Shares in the manner contemplated under


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Section 1.3(a), Buyer will acquire the beneficial and legal, valid, and indefeasible title to such Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

2.4      CAPITALIZATION.

         The authorized capital of the Company consists of one hundred (100) shares of common stock, par value $.01 per share (the Common Stock), of which one hundred (100) shares are issued and outstanding and no shares are reflected on the books and records of the Company as treasury shares. All such issued and outstanding shares of Common Stock capital stock have been validly issued and are fully paid and non-assessable, and all issued and outstanding shares are owned beneficially and of record by the Seller, also referred to herein as the Shares. There are no outstanding options, warrants, calls, commitments, agreements or other rights of any kind to which Seller and/or Company is party or by which any of them are bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Common Stock or any series, class of, or other equity interests in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, agreement or right. There are no outstanding contractual obligations of the Company or any affiliate of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock of the Company or any affiliate of the Company on or after the date of this Agreement. There are no outstanding bonds, debentures, notes or other securities or instruments of the Company, other than the Shares, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company may vote.

2.5      NO VIOLATION BY SELLER.

         Except as set forth in Schedule 2.5, Seller is not subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision;

         (b)      any articles or certificate of incorporation or bylaws;

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction; or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination as a result of, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 2.5, no consent, approval or authorization of or declaration or filing with any individual, corporation, partnership,


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trust or unincorporated organization or any government or any agency or political subdivision thereof is required for the valid execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

2.6      NO VIOLATION BY COMPANY.

         Except as otherwise set forth in Schedule 2.6, the Company is not subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision;

         (b)      any articles or certificate of incorporation or bylaws;

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction; or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination as a result of, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

2.7      ASSETS.

         (a) The tangible physical assets of the Company including, but not limited to, machinery, tools, equipment, inventory and other tangible physical assets are sold in "AS IS" condition.

         (b) The assets of the Company, whether tangible or intangible, received or accrued (the "Assets"), reflected in the most recent Financial Statements or notes thereto, have not been sold transferred, assigned, licensed, encumbered or otherwise disposed of other than in the ordinary course of business or with the consent of Textor.

         (c) There are no Encumbrances on or relating to any of the Assets, other than those identified in this Agreement, Schedule 2.7(c) hereto, the Financial Statements or notes thereto, aside from those Encumbrances granted by Textor or incurred in the ordinary course of business.

         (d) There are no agreements, contracts, licenses, sublicenses or other documents which obligate or require the Company and/or the Buyer to sell, license, assign, transfer, encumber, mortgage or otherwise impinge upon or affect the full right and title of the Company's interest in any Asset, aside from those documents executed by Textor, those documents explicitly described in this Agreement, or those documents entered into in the ordinary course of business.


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

2.8      INTELLECTUAL PROPERTY.

         (a)      To Seller's Best Knowledge, Schedule 2.8(a) sets forth:

                  (i) all trademarks including common law marks, trademark registrations and applications therefor, trade names, brand names and other names, and cautionary notices therefor, all service marks and brand marks including common law marks, service mark registrations and applications therefor, all trade dress rights and registrations and applications therefor (which list shall include but not be limited to a statement of and evidence supporting the date of first use and length of use of each trade, brand and service mark for each product or service in connection with which each trade, brand and service mark is used, and registration and application numbers, registration and renewal dates, affidavit of use filings), trade secrets, know-how, patents and patent applications, copyrights, whether common-law or statutory, and all registrations and applications for any of the foregoing (including information as to expiration dates of all the foregoing where applicable) presently owned or used, in whole or in part, by the Company or for which the Company, are licensed or otherwise equitably entitled;

                  (ii) any written communications from the Company to third parties, or from third parties to the Company alleging infringement by third parties, or any of its affiliates of any of the foregoing or alleging related acts of unfair competition or activities or actions of any anti-competitive nature together with all responses to such communications and a description of the status of each such alleged infringement;

                  (iii) to the extent that any of the following have been reduced to writing, all other trade secrets, formulae, proprietary processes and inventions for which no patent applications are pending and all other industrial property rights presently owned, in whole or in part, or used by the Company; and

                  (iv) all trademark licenses, service mark licenses, copyright licenses, royalty agreements, patent licenses, trade secret licenses, know-how licenses, assignments, grants, consultant and development agreements, and contracts with employees or others relating in whole or in part to disclosure, assignment, registering or patenting, as the case may be, of any trademarks, service marks, copyrights, inventions, discoveries, improvements, processes, formulae, trade secrets or other know-how to which the Company is a party or a third-party beneficiary (all portions of this Section 2.8(a) collectively referred to as the "Intellectual Property").

         (b)      To Seller's Best Knowledge, except as otherwise set forth in
Schedule 2.8(b):

                  (i) the Company owns the Intellectual Property set forth in Schedule 2.8(a) (including, without limitation, exclusive rights to use and license the same) free and clear of any Encumbrances;


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                  (ii)     the Company has not granted any other party rights
with respect to the Intellectual Property;

                  (iii) the patents, trademarks, service marks and copyrights set forth in Schedule 2.8(a) are valid;

                  (iv) the trademark registrations, service mark registrations, copyright registrations and patents set forth in Schedule 2.8(a) have been duly issued and have not been canceled, abandoned or otherwise terminated;

                  (v) the trademark applications, service mark applications, copyright applications and patent applications set forth in
Schedule 2.8(a) have been duly filed;

                  (vi) all licenses, assignments, grants, agreements and contracts set forth in Schedule 2.8(a) were entered into in the ordinary course of business, are valid and binding in accordance with their terms and are in full force and effect and free of any Encumbrances;

                  (vii) the Company is not in default under any of the foregoing licenses, assignments, grants, agreements and contracts, and, to Seller's Best Knowledge, no other party is in default thereunder;

                  (viii) to the Seller's Best Knowledge, there are no infringements of or conflicts with the rights of others with respect to the use of any Intellectual Property by the Company or any affiliate thereto that individually or in the aggregate with each other or with any failure of any other representation or warranty in this Article 2 would have a Material Adverse Effect on the Company; and

                  (ix) to the Seller's Best Knowledge, no person or entity is challenging or, infringing on a continuing basis or otherwise violating any right of the Company with respect to such Intellectual Property.

2.9      FINANCIAL STATEMENTS.

         Seller has furnished Buyer with copies of the following financial statements of the Company: (i) an audited consolidated balance sheet for the fiscal year ended December 31, 2002; (ii) an audited consolidated statements of income and cash flow for the fiscal year ended December 31, 2002; (iii) an unaudited consolidated balance sheet for the 5-month period ended May 31, 2003; and (iv) unaudited consolidated statements of income and cash flow for the 5-month period ended May 31, 2003 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and, to Seller's Best Knowledge, present fairly the consolidated financial position of the Company at such dates and the consolidated results of its operations and its consolidated cash flows for the periods then ended. Except for the conversion of all Inter-Company Loans in excess of $300,000 prior to the date hereof, to


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Seller's Best Knowledge, there are no (a) liabilities or obligations, whether known or contingent, liquidated or unliquidated, due or to become due, (b) transfers of any Assets, Shares or other item which may reasonably be deemed the subject of this Agreement, and/or (c) material contracts or other agreements including but not limited to employment, severance, stock option, joint venture and/or strategic alliance agreements which has not or have not been set forth in the Financial Statements or notes thereto, or specifically identified in this Agreement, other than those which have been or may be incurred in the ordinary course of business.

2.10     TAX MATTERS.

         To Seller's Best Knowledge and except as otherwise set forth in
Schedule 2.10, all Federal, state, local and foreign tax returns, declarations or estimated tax returns and tax reports ("Tax Returns") required to be filed on or before the date hereof (without benefit of an extension of time in which to file such Tax Return) in respect of the Company or any of its income, properties or operations have been duly filed. To Seller's Best Knowledge and except as otherwise set forth in Schedule 2.10, all Federal, state, local and foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto ("Taxes") shown to be due on such Tax Returns and on assessment notices received with respect to the Company have been duly paid and that no deficiencies for any Taxes have been proposed, asserted or assessed.

2.11     LEGAL PROCEEDINGS.

         Except as disclosed in Schedule 2.11 herein, there are no claims, actions, suits, proceedings, arbitrations, mediations, labor disputes, investigations or inquiries of any nature that are pending or, to Seller's Best Knowledge, have been threatened, before any mediation, arbitration or other tribunal, or any federal or state court or other governmental, regulatory or self-regulatory organization, by or against the Company or any affiliate thereto or any of their respective Assets or that challenge the validity or propriety of the transactions contemplated by this Agreement, other than legal proceedings which are (a) conducted in the ordinary course of business and (b) which individually and in the aggregate do not constitute or create a Material Adverse Effect to the Company or any affiliate thereto.

2.12     DISCLOSURE.

         To Seller's Best Knowledge, no representations or warranties by Seller in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. To Seller's Best Knowledge, there is no fact known to Seller which has or could have a Material Adverse Effect on the Company, which has not been set forth in this Agreement.


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2.13     SELLER'S BEST KNOWLEDGE.

         The term "Seller's Best Knowledge" shall mean the best actual and/or constructive knowledge of Seller and its employees, other than the Buyer and Textor, after due inquiry.

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

3.1      DUE AUTHORIZATION.

         This Agreement has been duly executed and delivered by Buyer and (assuming due execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

3.2      OWNERSHIP OF THE MERGER SHARES.

         Buyer is the lawful record and beneficial owner of the Merger Shares. The Buyer owns the Merger Shares free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws. Upon the delivery of the Merger Shares in the manner contemplated under Section 1.3(b), Seller will acquire the beneficial and legal, valid, and indefeasible title to such Merger Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

3.3      NO VIOLATION.

         Buyer is not subject to or bound by any provision of

         (a) any law, statute, rule, regulation or judicial or administrative decision;

         (b)      any articles or certificate of incorporation or bylaws;

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction; or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is


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required for the valid execution, delivery and performance by Buyer of this
Agreement and the consummation of the transactions contemplated hereby.

3.4      DISCLOSURE.

         No representations or warranties by Buyer in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.5      INVESTMENT INTENT.

         Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions consummated hereby and Shares being acquired by him hereunder. Buyer understands and is able to bear any economic risks associated with said transactions. Buyer acknowledges that it has had the opportunity ask questions of, and request information from, the Seller concerning the business and financial condition of the Company, that Buyer has requested all information necessary for him to make investment and other decisions with respect to the transactions consummated hereby and that Buyer has been provided with all such information. The shares being acquired by Buyer hereunder are being acquired by Buyer in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer understands that the Shares have not been registered under the Securities Act or qualified under any state securities laws in reliance on exemptions from registration provided thereunder, and further understands that such Buyer is acquiring the Shares without being furnished any literature or prospectus.

ARTICLE 4         CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

4.1      INTER-COMPANY LOAN.

         Notwithstanding any other provision hereof, Seller represents, warrants and agrees that: (a) on or prior to the date of this Agreement, all inter-company loans, debts, notes, amounts, liabilities, advances and obligations of any kind whatsoever (collectively the "Inter-Company Loans") owed by the Company to the Seller in excess of $300,000 have been converted by Seller into equity of the Company without the issuance to Seller of any additional capital stock or the granting of any right to receive any additional equity in the Company, and (b) upon Seller's receipt of the payment of $300,000 from the Company as described in Section 1.3(c) herein, all Inter-Company Loans shall have been paid in full and the Company shall have no further obligations to the Seller for Inter-Company Loans or otherwise except as set forth in this Agreement.

4.2      OBLIGATIONS OF COMPANY IN RESPECT OF CERTAIN EMPLOYMENT SEPARATION
         BENEFITS.


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         Buyer hereby acknowledges Seller has informed Buyer that on or before the date of this Agreement, Seller's employment of William B. Avery ("Avery") and Tina Bradford ("Bradford") shall be terminated. Buyer agrees that the Company shall provide extended coverage to Avery and Bradford in respect of benefits available to them under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for so long as each shall be eligible for such benefits, and the Company shall administer such benefit plan in accordance with the plan agreement for so long as Avery and Bradford remain eligible for such plan; PROVIDED THAT the Company shall have no obligations to pay any premiums in connection therewith except as set forth in this paragraph. The Company shall advance monthly premium payments for coverage for (a) Avery from the date of this Agreement until and including December 31, 2004, and (b) Bradford from the date of this Agreement until and including December 31, 2003; PROVIDED THAT Seller shall reimburse each such advance in full no later than the close of business on the 30th day following Seller's receipt of the Company's invoice regarding such advance. If such reimbursement is not received by the aforementioned time, the Company shall provide Avery and Bradford with written notice of the Seller's failure to make the premium payment reimbursement required hereunder. Each individual shall then have 15 days to reimburse the Company for their portion of the premium payment made by the Company. In the event that Avery or Bradford fails to reimburse the Company for the premium payment within such 15 day period, then the Company shall have no further obligation or liability to advance the payment of such premiums for the individual(s) who fail(s) to make such payment. In any event, the Company shall have no obligation to advance premiums for coverage for Avery after December 31, 2004 or for coverage for Bradford after December 31, 2003.

4.3      ASSISTANCE AND COOPERATION IN RESPECT OF AUDIT OF COMPANY.

         The parties agree that Buyer, Seller and Company shall each make available to one another all information, records and documents requested by each and any of the parties or an auditing firm selected by Seller in its sole discretion and at its sole cost and expense (the "Auditor"), as requested by the Auditor to prepare and complete an independent audit of the Company (the "Audit"), and to otherwise cooperate fully in the Auditor's preparation and completion of the Audit. In no event shall the performance and completion of the Audit effect the transactions contemplated under this Agreement.

4.4      ATTORNEYS FEES, FINDER'S FEES AND OTHER EXPENSES.

         Buyer and Seller agree that Seller will pay an amount not to exceed Ten Thousand Dollars ($10,000.00) in attorneys' fees, including costs and expenses, actually incurred by the Buyer in connection with the transactions contemplated by this Agreement upon presentation of bills itemizing such fees in a form reasonably acceptable to the Seller, but in any event no later than ten (10) days after presentation. Except as otherwise expressly provided herein, Buyer and Seller will bear their own expenses in connection with this Agreement and its performance. In addition, Seller, on the one hand, and Buyer, on the other hand, each represent and warrant to the other that the negotiations relative to this


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Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party, the Company for a brokerage commission, finder's fee or other like payment.

4.5      PRESS RELEASES.

         Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of Seller and Buyer.

4.6      TAXES.

         (a) Seller shall be responsible for the preparation and filing of all Tax Returns for the Company for all periods (including the consolidated, unitary, and combined Tax Returns for Seller which include the operations of the Company for any period ending on or before the date hereof) for all taxable periods that end on or before the Effective Time, and the payment of all Taxes due thereunder. The Company shall be responsible for the preparation and filing of all Tax Returns for the Company for all periods commencing after the Effective Time, and the payment of all Taxes due thereunder. Any Tax Return to be prepared and filed for taxable periods beginning before the Effective Time and ending after the Effective Time shall be prepared on a basis consistent with the last previous similar Tax Return.

         (b) If the parties are permitted but not required under applicable federal, state or local Tax laws to treat the date hereof as the last day of a taxable period, the parties shall treat such day as the last day of a taxable period. The parties also agree that they will treat the Company as if it ceased to be part of the affiliated group of corporations of which Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the date hereof.

         (c) Any Taxes for a taxable period beginning before the date hereof and ending after the date hereof shall be allocated between the portion of the period ending on the date hereof and the portion of the period commencing on the day immediately following the date hereof based on the actual operations of the Company during such portions of the period determined by closing the books of the Company as of the end of the date hereof, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period.

         (d) Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes for which it is responsible hereunder. The Company shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes for which it is responsible hereunder. The Company shall promptly forward to or reimburse Seller for any refunds (including any interest paid thereon) or credits due Seller after receipt thereof, and Seller shall promptly forward to the Company or reimburse the Company for any refunds (including any interest paid thereon) or credits due the Company after receipt thereof.

         (e) Seller and the Company shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the "TAXING AUTHORITY") which relate to the Company or its business, and providing copies of all relevant Tax Returns to the extent related to the Company or its business, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. Seller and the Company shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

         (f) Seller shall have the right, at their own expense, to control any audit or examination by any Taxing Authority ("TAX AUDIT"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which it is responsible hereunder. The Company shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which it is responsible hereunder.

         (g) All Tax sharing agreements or similar arrangements with respect to or involving the Company or its business shall be terminated on or prior to the date hereof and, after the date hereof, Buyer and the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the date hereof.

ARTICLE 5         INDEMNIFICATION

5.1      INDEMNIFICATION BY SELLER.

         Seller, hereby agrees to defend, indemnify and hold harmless Buyer, the Company, Textor and their respective successors, assigns and affiliates (collectively, the "Buyer Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

         (a) (i) breaches of representation or warranty hereunder on the part of Seller; and (ii) failures by Seller to perform or otherwise fulfill any covenant, undertaking or other agreement or obligation hereunder;

         (b) claims arising in connection with breach of contract, death, personal injury, other injury to any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, entity, governmental entity or any subdivision thereof (collectively, "Persons"), property damage, losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any services, by the Company on or before the date hereof, or any other claims asserted against the Company arising from any action or inaction of Seller or the Company on or before the date hereof;

         (c) any and all (i) Taxes imposed on Seller (including, without limitation, the Company and each Subsidiary) for, or relating to, all periods ending on or before the date of this Agreement, including, but not limited to,
(A) any liability of the Company or any subsidiary, parent and/or affiliate under any Tax sharing agreement, whether or not written, and (B) any Tax liability resulting from the termination, as of the date hereof, of the Company or any subsidiary, parent and/or affiliate as a member of any consolidated, affiliated, combined, unitary or other similar Tax group, (ii) liabilities of Seller or any subsidiary, parent and/or affiliate of Seller (including, without limitation, the Company and each Subsidiary) for Taxes imposed under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar group for any taxable period commencing on or before the date hereof;

         (d) any and all damages arising out of the issuance by the Company of a replacement certificate in exchange for the lost, stolen or destroyed stock certificate representing the Shares; and

         (e) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

PROVIDED, HOWEVER, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Buyer Indemnitee proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other Buyer Indemnitee shall notify Seller thereof, PROVIDED FURTHER, HOWEVER, that the failure to so notify Seller shall not reduce or affect Seller's obligations with respect thereto except to the extent that Seller is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; PROVIDED, HOWEVER, that if Seller shall have exercised its right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Seller) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement.

5.2      INDEMNIFICATION BY BUYER.

         Buyer hereby agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

         (a) (i) breaches of representation and warranty hereunder on the part of Buyer; and (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder;

         (b) claims arising in connection with breach of contract, death, personal injury, other injury to Persons, property damage, losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any services, by the Company after the date hereof, PROVIDED THAT Buyer shall not be required to indemnify Seller and/or Seller Indemnitees for any such claim or action arising from or resulting from any action, claim, circumstance, event or other occurrence or lack thereof which occurred on or before the date hereof other than those claims asserted against the Seller which specifically and directly arise from any action or inaction of Buyer or the Company after the date hereof; and

         (c) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

PROVIDED, HOWEVER, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Buyer thereof; PROVIDED FURTHER, HOWEVER, that the failure to so notify Buyer shall not reduce or affect Buyer's obligations with respect thereto except to the extent that Buyer is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; PROVIDED, HOWEVER, that if Buyer shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of Seller in such defense, compromise or settlement.

ARTICLE 6         SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1      REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The covenants and obligations contained in this Agreement shall survive the date of this Agreement without limitation. The representations and warranties contained herein shall survive the date of this Agreement for a period of one (1) year. Buyer's claim for indemnification under Section 5.1(a)(i) for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires, it being understood that claims made on or prior to such expiration date shall survive such expiration date.

ARTICLE 7         MISCELLANEOUS

7.1      WAIVER.

         Any failure of Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller.

7.2      NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail; return receipt requested; or telecopy transmission with confirmation of receipt:

                  (i)      If to Seller, to:

                           Change Technology Partners, Inc.
                           537 Steamboat Road
                           Greenwich, Connecticut 06830
                           Telecopier:  (203) 661-1331
                           Telephone:  (203) 661-4431
                           Attention:  Mr. Michael Gleason

                           (with a copy to)

                           Martin, Lucas & Chioffi, LLP
                           1177 Summer Street
                           Stamford, Connecticut 06905
                           Telecopier:   (203) 324-8649
                           Telephone:  (203) 324-4200
                           Attention:  Christopher G. Martin, Esq.

                  (ii)     If to Buyer or the Company, to:

                           Douglas Textor
                           Canned Interactive, Inc.
                           6834 Hollywood Blvd.
                           Third Floor
                           Los Angeles, California  90028
                           Telecopier: (323) 463-8075
                           Telephone: (323) 308-4201

                           (with a copy to)

                           Richman, Mann, Chizever, Phillips & Duboff, PC 9601 Wilshire Boulevard
                           Penthouse
                           Los Angeles, California  90210
                           Telecopier: (310) 274-2831
                           Telephone: (310) 274-8300
                           Attention: Allan B. Duboff, Esq.

Such names and addresses may be changed by written notice to each person listed above.

7.3      GOVERNING LAW AND CONSENT TO JURISDICTION (DISPUTE RESOLUTION).

         (a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the State of California.

         (b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of California, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES

INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

7.4      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.5      HEADINGS.

         The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6      ENTIRE AGREEMENT.

         This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.7      AMENDMENT AND MODIFICATION.

         This Agreement may be amended or modified only by written agreement of the parties hereto.

7.8      BINDING EFFECT; BENEFITS.

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 5.1 and 5.2, the other Buyer Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                  CHANGE TECHNOLOGY PARTNERS, INC.
                  A DELAWARE CORPORATION


                  By:   /s/ Michael Gleason
                        ---------------------------
                  Name:     Michael Gleason
                  Title:    Chief Executive Officer


                  CANNED INTERACTIVE, INC.
                  A DELAWARE CORPORATION


                  By:   /s/ Michael Gleason
                        ---------------------------
                  Name:     Michael Gleason
                  Title:    President


                  TEXTOR FAMILY LIMITED PARTNERSHIP
                  A CALIFORNIA LIMITED PARTNERSHIP


                  By:   /s/ Douglas Textor
                        ---------------------------
                  Name:     Douglas Textor
                  Title:    General Partner


                  /s/ Douglas Textor
                  ---------------------------------
                  Douglas Textor, Individually

EXHIBIT A

                                 MUTUAL RELEASE
                                 --------------

SCHEDULE 2.5 - VIOLATIONS BY SELLER & REQUIRED CONSENTS, APPROVALS AND AUTHORIZATIONS

         None.

SCHEDULE 2.6 - VIOLATIONS BY THE COMPANY

         None.

SCHEDULE 2.7(C) - ENCUMBRANCES ON THE COMPANY'S ASSETS

         UCC-1 Financing Statement filed with the California Secretary of the State on April 21, 2000 and continued pursuant to UCC-3 Amendment filed on May 16, 2002 covering the Assets with respect to an equipment lease with Wells Fargo Bank Minnesota, N.A.

SCHEDULE 2.8(A) - COMPANY'S INTELLECTUAL PROPERTY

         None.

SCHEDULE 2.8(B) - ENCUMBRANCES ON THE COMPANY'S INTELLECTUAL PROPERTY

         None.

SCHEDULE 2.10 - TAX MATTERS

         The Company has received an extension of time for filing its Federal Tax Return for its fiscal year 2002, which extension ends on September 15, 2003. Any Taxes owed by the Company in respect of its 2002 Federal Tax Return have not been paid by the Company or the Seller.

SCHEDULE 2.11 - LEGAL PROCEEDINGS

         None.